NOTARIAL CERTIFICATE

AUTHENTICATION OF ASIC CERTIFICATE OF THE REGISTRATION OF A COMPANY- TELIX PHARMACEUTICALS LIMITED

SYDNEY
NEW SOUTH WALES

TO ALL TO WHOM THESE PRESENTS SHALL COME

I, **EDWINA KATHRYN TIDMARSH,** of Level 46, Tower One- International Towers Sydney, 100 Barangaroo Avenue, Sydney NSW 2000, NOTARY PUBLIC duly admitted and sworn and practising in the City of Sydney in the State of New South Wales in the Commonwealth of Australia DO HEREBY CERTIFY that the document hereto annexed of 1 (one) page:

(a) was issued by the Australian Securities & Investments Commission ("ASIC") on the fourteenth day of February 2022;

(b) comprises a copy of the original electronic document entitled "Certificate of the Registration of a Company" with respect to the proprietary entity known as TELIX PHARMACEUTICALS LIMITED (Australian Company Number 616 620 369) (the "Company");

(c) records that the date of commencement of registration of the Company was the third day of January 2017; and

(d) represents the official publication from ASIC pursuant to paragraph 1274(2)(b) of the *Corporations Act 2001.*

IN FAITH AND TESTIMONY whereof I have hereunto subscribed my name and affixed my seal of office at Sydney aforesaid this fifteenth day of February Two Thousand and twenty-two.

NOTARY PUBLIC

SYDNEY

/s/ Edwina Tidmarsh

Certificate of the Registration of a Company

Corporations Act 2001 Paragraph 1274 (2) (b) This is to certify that

TELIX PHARMACEUTICALS LIMITED

Australian Company Number 616 620 369

is taken to be registered as a company under the Corporations Act 2001 in Victoria.

The company is **limited by shares.**

The company is a **public** company.

The day of commencement of registration is **the third day of January 2017.**

Issued by the
Australian Securities and Investments Commission
on this fourteenth day of February 2022.

/s/ J Longo

Joseph Longo
Chair

CERTIFICATE